                                 Exhibit 10(VV)

                               Term Loan Note from

                       State Auto Financial Corporation to
                          KeyBank National Association

                                   Dated as of

                                December 23, 2002

                                 TERM LOAN NOTE


$15,000,000                   Cleveland, Ohio           As of December 23, 2002

                  FOR VALUE RECEIVED, the undersigned, STATE AUTO FINANCIAL CORPORATION, an Ohio corporation (the "Borrower"), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (hereinafter called the "Bank", which term shall include any subsequent holder hereof) at 127 Public Square, Cleveland, Ohio 44114 or such other place as the Bank may from time to time designate in writing the sum of Fifteen Million Dollars ($15,000,000) (hereinafter called the "Principal Sum"), together with interest as hereinafter provided, and payable at the time(s) and in the manner(s) hereinafter provided. The Borrower agrees that the advance of the Principal Sum and all payments of principal and interest will be evidenced by entries made by the Bank into its electronic data processing system and/or internal memoranda maintained by the Bank. The Borrower further agrees that the sum or sums shown on the most recent printout from the Bank's electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the Principal Sum and of the amount of any accrued interest.


1.       INTEREST.

         (a) RATES. The Principal Sum shall be comprised of, at the option of the Borrower, Base Rate Portions and LIBOR Portions. Interest will accrue on the unpaid balance of the Principal Sum until paid (i) as to the Base Rate Portions, at a variable rate of interest per annum equal to the Base Rate, and (ii) as to each LIBOR Portion, at a rate per annum equal to the sum of the Adjusted LIBOR for the Interest Period of such LIBOR Portion, PLUS Seventy-five (75) Basis Points.

         (b) COMPUTATIONS OF INTEREST AND FEES. All interest shall be calculated on the basis of a 360-day year for the actual number of days that the Principal Sum or any part thereof remains unpaid. (including the day of advance but excluding the day of payment). Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) PAYMENT NOT ON BANKING DAY. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, except that, if such extension would cause payment of interest on or principal of a LIBOR Portion to be made in the next following calendar month, such payment shall be made on the immediately preceding Banking Day. Any such extension or reduction of time shall in such case be included in the computation of payment of interest.


2.       PROCEDURES FOR RATE DESIGNATION.


         (a) RATE CONVERSION AND CONTINUATION. Prior to the advance of the Principal Sum to the Borrower, the Borrower delivered to the Bank an initial borrowing request in which the Borrower designated the Types of Portions of such advance that are, respectively, Base Rate Portion and LIBOR Portions. From and after such advance, but subject to the terms and conditions of this Note, the Borrower shall have the right to cause a Rate Conversion or Rate Continuation in respect of any Portion then outstanding, upon request delivered by the Borrower to the Bank not later than 12:00 noon (Cleveland, Ohio time) (i) on the day that is the Banking Day on which the Borrower desires to convert any LIBOR Portion into a Base Rate Portion, and (ii) on the day that is three (3) Banking Days prior to the Banking



                               Page 1 of 18 Pages

Day on which the Borrower desires to (A) convert any Base Rate Portion into a LIBOR Portion for a given Interest Period, (B) continue any LIBOR Portion as a LIBOR Portion for an additional Interest Period of the same duration, or
(C) convert any LIBOR Portion having a particular Interest Period into a LIBOR Portion having a different permissible Interest Period.

         (b) CERTAIN LIMITATIONS AND REQUIREMENTS. Each such Rate Conversion or Rate Continuation shall be subject to the following:

                  (i) If less than all the outstanding principal amount of a Portion is converted or continued, the principal amount of such Portion converted or continued shall, in the case of LIBOR Portions, not be less than Five Hundred Thousand Dollars ($500,000) or additional increments of One Hundred Thousand Dollars ($100,000) in excess thereof;

                  (ii) Each Rate Conversion or Rate Continuation shall be effected by the Bank by applying the proceeds of the Portion resulting from such Rate Conversion or Rate Continuation to the Portion being converted or continued, as the case may be, and the accrued interest on any such Portion (or portion thereof) being converted or continued shall be paid to the Bank at the time of such Rate Conversion or Rate Continuation;

                  (iii) LIBOR Portions may not be converted or continued at a time other than the end of the Interest Period applicable thereto unless the Borrower shall pay, upon demand, any amounts due to the Bank pursuant to Section 4(b) hereof;

                  (iv) No Portion may be converted into or continued as a LIBOR Portion less than one month prior to the Stated Maturity Date;

                  (v) The Borrower shall not request a LIBOR Portion if, after giving effect to such request, there would be outstanding more than four (4) LIBOR Portions;

                  (vi) Without limiting any other right or remedy of the Bank then available to the Bank, upon and during the continuance of an Event of Default, the Borrower may not convert or continue any Portion into a LIBOR Portion; and

                  (vii) Any LIBOR Portion that cannot be converted into or continued as a LIBOR Portion by reason of any of the foregoing limitations shall be automatically converted at the end of the Interest Period in effect for such LIBOR Portion into a Base Rate Portion.

Each such request for a conversion or continuation (a "Rate Conversion/ Continuation Request") shall be transmitted by the Borrower to the Bank in writing by a medium acceptable to the Bank prior to the effective date of the Rate Conversion or Rate Continuation requested, in the form specified by the Bank from time to time, setting forth (A) the identity and amount of the Portion that the Borrower requests to be converted or continued, (B) the Type of Portion into which such outstanding Portion is to be converted or continued, (C) if such notice requests a Rate Conversion, the date of the Rate Conversion (which shall be a Banking Day) and (D) in the case of a Portion being converted into or continued as a LIBOR Portion, the Interest Period for such LIBOR Portion. The Borrower may make Rate Conversion/Continuation Requests telephonically so long as written confirmation of such Rate Conversion or Rate Continuation is received by the Bank by 1:00 p.m. (Cleveland, Ohio time) on the same day of such telephonic Rate Conversion/Continuation Request. The Bank may rely on such telephonic Rate Conversion/Continuation Request to the same extent that the Bank may rely on a written Rate Conversion/Continuation Request. Each Rate Conversion/Continuation Request, whether telephonic or written, shall be irrevocable and binding on the Borrower and subject to the breakage compensation provisions of Section 4(b) hereof.



                               Page 2 of 18 Pages

The Borrower shall bear all risks related to its giving any Rate
Conversion/Continuation Request telephonically or by such other method of transmission as the Borrower shall elect.


3.       PAYMENTS.

         (a) Subject to the provisions of the Section 10 hereof, the Principal Sum shall be due and payable in full on the Stated Maturity Date.

         (b) Interest accrued on Base Rate Portions and LIBOR Portions shall be due and payable:

                  (i) as to Base Rate Portions, quarterly, in arrears, on the last day of each calendar quarter (in respect of the quarter then ending), commencing with December 31, 2002, and at maturity (whether by reason of acceleration or otherwise), and

                  (ii) as to each LIBOR Portion, (A) on the last day of the Interest Period of such LIBOR Portion, (B) if such Interest Period has a duration of more than three months, three months after the first day of such Interest Period and (C) on the earlier date on which such LIBOR Portion shall be converted to a Base Rate Portion or to a LIBOR Portion of a different Interest Period or paid in full and at maturity (whether by reason of acceleration or otherwise).


4.       PREPAYMENT.

         (a) PERMITTED PREPAYMENTS. Except for breakage compensation under
Section 4(b) hereof, the Borrower may prepay, without penalty or premium, not later than 12:00 noon (Cleveland, Ohio time): (i) in the case of any LIBOR Portion, upon at least three (3) Banking Days' notice to the Bank prior to the date fixed for such prepayment; and (ii) in the case of any Base Rate Portion, upon notice to the Bank not later than 12:00 noon (Cleveland, Ohio time) on the date fixed for such prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and, upon such notice, shall prepay the outstanding aggregate principal amount of such Portion in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (1) each partial prepayment of a LIBOR Portion shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or additional increments of One Hundred Thousand Dollars ($100,000) in excess thereof, and (2) each prepayment of a Base Rate Portion shall be in an aggregate principal amount of One Hundred Thousand Dollars ($100,000) or additional increments of Fifty Thousand Dollars ($50,000) in excess thereof. Any prepayment of any LIBOR Portion made pursuant to this paragraph on other than the last day of the Interest Period applicable thereto shall obligate the Borrower to pay breakage compensation pursuant to Section 4(b) hereof.

         (b) BREAKAGE COMPENSATION FOR LIBOR PORTIONS. The Borrower shall compensate the Bank, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses (including loss of profits), expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund its LIBOR Portions) which the Bank may sustain: (i) if for any reason (other than a default by the Bank), a conversion or continuation in respect of a LIBOR Portion does not occur on a date specified therefor in a Rate Conversion/Continuation Request (whether or not rescinded or withdrawn by or on behalf of the Borrower), or (ii) if any repayment, prepayment, Rate Continuation, Rate Conversion of any LIBOR Portion, or any portion thereof, occurs on a date which is not the last day of the Interest Period of such LIBOR Portion; or (iii) if any prepayment of any LIBOR Portion is not made on any date specified in a notice of prepayment given


                               Page 3 of 18 Pages
by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay any LIBOR Portion when required by the terms of this Note.


5.       RESERVES; TAXES; INDEMNITIES.

         (a) RESERVES OR DEPOSIT REQUIREMENTS. If at any time any Law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of Law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Portion(s) in question) against assets held by, or deposits in or for the amount of any loans by, the Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of making or maintaining hereunder LIBOR Portions or to reduce the amount of principal or interest received by the Bank with respect to such LIBOR Portions, then upon demand by the Bank the Borrower shall pay to the Bank from time to time on each date on which interest otherwise is due with respect to such Portions, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify the Bank for such increased cost or reduced amount, assuming (which assumption the Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Portions. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 5(a), setting forth the calculations therefor, shall be promptly submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Note, after any such demand for compensation by the Bank, the Borrower, upon at least three (3) Banking Days' prior written notice to the Bank, may prepay the affected LIBOR Portions in full or convert all LIBOR Portions to Base Rate Portions regardless of the Interest Period of any thereof. Any such prepayment or conversion shall entitle the Bank to the breakage compensation provided for in Section 4(b) hereof.

         (b) IMPOSITION OF TAXES. In the event that by reason of any Law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of Law, the Bank shall, with respect to this Note, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of the Bank) and if any such measures or any other similar measure shall result in an increase in the cost to the Bank of making or maintaining any LIBOR Portion or in a reduction in the amount of principal, interest or commitment fee receivable by the Bank in respect thereof, then the Bank shall promptly notify the Borrower in writing stating the reasons therefor. The Borrower shall thereafter pay to the Bank upon demand from time to time on each date on which interest otherwise is due with respect to such LIBOR Portions, as additional consideration hereunder, such additional amounts as will fully compensate the Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by the Bank to the Borrower and shall be rebuttably presumptive evidence of the amount thereof. Notwithstanding any other provision of this Note, after any such demand for compensation by the Bank, the Borrower, upon at least three (3) Banking Days prior written notice to the Bank, may prepay the affected LIBOR Portions in full or convert all LIBOR Portions to Base Rate Portions regardless of the Interest Period of any thereof. Any such prepayment or conversion shall entitle the Bank to breakage compensation provided for in
Section 4(b) hereof.

         (c) EURODOLLAR DEPOSIT UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Portion, in the event that the Bank shall have determined that, by reason of circumstances affecting the London interbank market for dollar deposits, adequate and reasonable means do not exist for


                               Page 4 of 18 Pages
ascertaining the LIBOR applicable to the Interest Period thereof, the Bank shall promptly give notice of such determination to the Borrower and (i) any notice of conversion or continuation of existing Portions to LIBOR Portions previously given by the Borrower and not yet converted or continued, as the case may be, shall be deemed a notice to make a Base Rate Portion, and (ii) the Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Portions on the last day of the then current Interest Period or Periods with respect thereto. Any such prepayment or conversion shall entitle the Bank to breakage compensation provided for in Section 4(b) hereof.

         (d) CHANGES IN LAW RENDERING LIBOR PORTIONS UNLAWFUL. If at any time any new Law, treaty or regulation, or any change in any existing Law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for the Bank to fund any LIBOR Portions which it is committed to make hereunder with moneys obtained in the Eurodollar market, the commitment of the Bank to fund LIBOR Portions shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and the Bank shall by written notice to the Borrower declare that its commitment with respect to such Portions has been so suspended. If and when such illegality ceases to exist, such suspension shall cease and the Bank shall similarly notify the Borrower. If any such change shall make it unlawful for the Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Portion previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period or
(ii) if required by such Law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Portions to Base Rate Portions to the extent permissible under this Note or prepay all LIBOR Portions to the Bank in full. Any such prepayment or conversion shall entitle the Bank to breakage compensation as provided in Section 4(b) hereof.

         (e) CAPITAL ADEQUACY. If the Bank shall have determined, that, whether in effect at the date of this Note or hereafter in effect, any applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital allocated to the transactions contemplated by this Note (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which the Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its holding company) for such reduction. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 5(e) shall be available to the Bank regardless of any possible contention of the invalidity or inapplicability of the Law, regulation or other condition which shall have been imposed.


                               Page 5 of 18 Pages

6. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank as follows:

         (a) EXISTENCE; SUBSIDIARIES. The Borrower is a corporation, duly organized and validly existing and in good standing under the Laws of the State of Ohio and is duly qualified and authorized to do business wherever it owns any real estate or personal property or transacts any substantial business. The Borrower has no Subsidiaries, other than those listed on Schedule 6(a) hereto. Each such Subsidiary is duly organized and validly existing and in good standing under the laws of the state of its formation and is duly qualified and authorized to do business wherever it owns any real estate or personal property or transacts any substantial business.

         (b) POWER, AUTHORIZATION AND CONSENT. The execution, delivery and performance by the Borrower of this Note (i) are within the Borrower's legal power and authority, (ii) have been duly authorized by all necessary or proper action of the Borrower, (iii) do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained, (iv) will not violate (A) any provision of Law applicable to the Borrower, (B) any provision of the Borrower's articles of incorporation or code of regulations (or equivalent documents otherwise named), or (C) any material agreement or material indenture by which the Borrower or its property is bound, or (v) will not result in the creation or imposition of any lien or encumbrance on any property or assets of the Borrower.

         (c) LITIGATION; PROCEEDINGS. No action, suit, investigation or proceeding is now pending or, to the knowledge of the Borrower, threatened, against the Borrower, at Law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely to the Borrower, has a reasonable probability of causing or resulting in a material adverse effect on the condition of the Borrower, financial or otherwise.

         (d) FINANCIAL CONDITION. The financial statements of the Borrower for the Fiscal Year ending December 31, 2001 and for the Fiscal Quarter ending September 30, 2002, previously delivered to the Bank, are true and complete (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities), have been prepared in accordance with GAAP applied on a basis consistent and fairly present its then financial condition and operations for the periods then ending. There has been no material change in the Borrower's financial condition, properties or business since either such date.

         (e) LAWFUL OPERATIONS. The operations of the businesses of the Borrower and its Subsidiaries are in compliance with all requirements imposed by Law or regulation, whether federal, state or local, except where the noncompliance with any such Laws could not be reasonably expected to result in a material adverse effect the Borrower's financial condition, properties or business or its ability to perform its obligations hereunder.

         (f) REGULATION G/REGULATION U/REGULATION X COMPLIANCE. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock", (as defined by Regulation U of the Board of Governors of the Federal Reserve System of the United States (as amended from time to time)) and all official rulings and interpretations thereunder or thereof, and at no time shall more than 25% of the value of the assets of the Borrower that are subject to any "arrangement" (as such term is used in section 221.2(g) of Regulation U) be represented by "margin stock". No part of the proceeds of the Principal Sum will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to extend credit to others for the purpose of purchasing "margin stock" or to carry or to extend credit to others for the purpose of carrying stock which will be "margin stock" or (ii) for any purpose that entails a violation


                               Page 6 of 18 Pages
of, or is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation G, U or X.


7.       FINANCIAL REPORTING.

         (a) QUARTERLY FINANCIAL STATEMENTS. The Borrower shall furnish to the Bank promptly, and in any case within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower as at the end of that period and the related unaudited Consolidated statements of income and cash flows, all prepared in accordance with GAAP and otherwise in form and detail satisfactory to the Bank.

         (b) ANNUAL FINANCIAL STATEMENTS. The Borrower shall furnish to the Bank promptly, and in any case within ninety (90) days after the end of each Fiscal Year, the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related Consolidated statement of income, of shareholders' equity and of cash flows for such Fiscal Year, in each case setting forth comparative figures for the preceding Fiscal Year, all in reasonable detail and accompanied by the opinion with respect to such Consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower and satisfactory to the Bank, which opinion shall be unqualified and shall state that such accountants audited such Consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the Consolidated results of their operations and cash flows for such Fiscal Year in conformity with generally accepted auditing standards.

         (c) OFFICER'S CERTIFICATES. The Borrower shall furnish to the Bank concurrently with the financial statements delivered in connection with clause
(a) and (b) above, a certificate of the chief financial officer of the Borrower, in form and content specified by the Bank, (A) certifying that (1) to his or her knowledge and belief, those financial statements fairly present in all material respects the financial condition and results of operations of the Borrower (subject, in the case of interim financial statements, to routine year-end audit adjustments) and (2) no Event of Default or Incipient Default then exists or if any does, a brief description thereof and of the Borrower's intentions in respect thereof, and (B) setting forth the calculations necessary to determine whether or not the Borrower and its Subsidiaries are in compliance with financial covenants in Section 8 hereof.

         (d) QUARTERLY STATUTORY STATEMENTS. The Borrower shall cause each Insurance Subsidiary to furnish to the Bank promptly, and in any case within forty-five (45) days after the end of each of the first three (3) fiscal quarters of such Insurance Subsidiary's fiscal year, its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Insurance Subsidiary for the fiscal period in accordance with SAP.

         (e) ANNUAL STATUTORY STATEMENTS AND CERTIFICATE OF VALUATION ACTUARY. The Borrower shall cause each Insurance Subsidiary to furnish to the Bank promptly, and in any case within ninety (90) days after the end of each fiscal year of such Insurance Subsidiary, (i) its annual Statutory Statement for such annual fiscal period, together with the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Insurance Subsidiary for the fiscal period in accordance with SAP and (ii) a certificate of a valuation actuary affirming the adequacy of reserves taken by such Insurance Subsidiary in respect of future policyholder benefits at the end of such fiscal year.

                               Page 7 of 18 Pages

         (f) CERTIFICATE OF AUDITORS. The Borrower shall cause each Insurance Subsidiary to furnish to the Bank promptly, and in any case within one hundred eighty (180) days after the end of each fiscal year of such Insurance Subsidiary, the opinion with respect to the most recent Statutory Statement of each Insurance Subsidiary of independent public accountants of recognized national standing selected by such Insurance Subsidiary and satisfactory to the Bank, which opinion shall be shall state that such accountants audited such Statutory Statement, that such accountants believe that such Statutory Statement presents fairly, in all material respects, the financial position of such Insurance Subsidiary for the period covered by such Statutory Statement in conformity with SAP.

         (g) NOTICE OF DEFAULT. Immediately upon becoming aware of the existence of an Event of Default or Incipient Default, the Borrower shall deliver to the Bank a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or propose to take in respect thereof.

         (h) OTHER INFORMATION. Promptly upon receipt of a request therefor from the Bank, the Borrower shall prepare and deliver to the Bank such other information with respect to the business, property and financial condition of the Borrower and its Subsidiaries, in form and content reasonably satisfactory to the Bank, as the Bank may from time to time designate, including, but not limited to, those reports and information required under the Put Agreement among State Automobile Mutual Insurance Company, the Borrower and Bank One, NA, As Agent, dated as of November 16, 2001, as amended (the "Put Agreement").

         (i)  FISCAL YEAR. The Borrower shall not change its Fiscal Year.


8.       FINANCIAL COVENANTS.

         (a) FIXED CHARGE COVERAGE. The Borrower shall not suffer or permit, as of the end of any Fiscal Quarter, the Fixed Charge Coverage Ratio to be less than 1.00 to 1.

         (b) STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY. The Borrower shall not suffer or permit its Subsidiary, State Auto Property and Casualty Insurance Company:

         (i) At any time, to have a Statutory Surplus of less than Two Hundred Two Million Dollars ($202,000,000);

         (ii) As at the end of any of its fiscal years, to have a Risk-Based Capital Ratio of less than 3.00 to 1; or

         (iii) At any time, to have a Premium to Surplus Ratio of more than 2.75 to 1.


9. OTHER COVENANTS. The Borrower shall perform each and all of the following agreements until all indebtedness evidenced hereby is paid in full:

         (a) CORPORATE EXISTENCE. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, (i) its corporate existence and (ii) its good standing in the jurisdiction of its incorporation or organization and its qualification in each other jurisdiction in which the failure so to do would have a material adverse effect on its financial condition, business, operations or property.

                               Page 8 of 18 Pages

         (b) INSURANCE AUTHORIZATIONS. The Borrower shall cause each of its Insurance Subsidiaries to remain authorized to issue policies of insurance and in good standing under the regulations and other requirements of its Applicable Insurance Regulatory Authority, provided that it is understood and agreed that the Borrower shall be permitted to cause Mid-Plains Insurance Company to merge with and into Farmers Casualty Insurance Company, with Farmers Casualty Insurance Company being the survivor, should it determine that such a transaction serves the Borrower's business interests.

         (c) RECORDS. The Borrower shall (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with GAAP and (b) at all reasonable times and upon reasonable prior notice permit the Bank to examine its books and records and to make excerpts therefrom and transcripts thereof; provided, however, that if an Event of Default shall have occurred and be continuing, no such prior notice shall be required.

         (d) INDEBTEDNESS. The Borrower shall not create, incur or suffer to exist any Indebtedness of any kind, other than:

              (i)    the Indebtedness of the Borrower under this Note,

              (ii) any other Indebtedness existing on the date hereof and listed on Schedule 9(d) hereof, and

              (iii) Indebtedness subordinated to the Borrower's obligations hereunder in a writing satisfactory to the Bank.

         (e) LIENS. The Borrower shall not (a) acquire any property subject to any consignment, lease, land contract or other title retention contract (this section shall not apply to true leases, consignments, tolling or other possessory agreements in respect of the property of others whereby the Borrower does not have legal or beneficial title to such property and which, pursuant to GAAP, are not required to be capitalized), (b) sell or otherwise transfer any receivables or other accounts, whether with or without recourse, or (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or lien of any kind or nature, other than:

              (i) any lien for a tax, assessment or governmental charge or levy which is not yet due and payable or which is being contested in good faith and as to which the Borrower shall have made appropriate reserves,

              (ii) any lien securing only its workers' compensation, unemployment insurance and similar obligations,

              (iii) any mechanics, carrier's or similar common law or statutory lien incurred in the normal course of business,

              (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,

              (v) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any Borrower's real property, and

                               Page 9 of 18 Pages

              (vi) any other liens existing on the date hereof which are identified on Schedule 9(e) hereto.

         (f) MERGER. The Borrower shall not merge or consolidate with or into, or enter into any merger agreement with any other entity, or lease, sell or transfer all or substantially all its property, assets and business to any other entity.

         (g) USE OF PROCEEDS. The Borrower shall use the proceeds of the Principal Sum for the purpose of providing additional capital to its Subsidiary, State Auto Property and Casualty Insurance Company.

         (h) MOST FAVORED COVENANT STATUS. If the Borrower at any time after the date hereof, issues or guarantees any unsecured Indebtedness for money borrowed or represented by bonds, notes, debentures or similar securities in an aggregate amount exceeding $25,000,000, to any lender or group of lenders acting in concert with one another, or one or more institutional investors, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction which would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any "put" or mandatory prepayment of such Indebtedness upon the occurrence of a "change of control") which are applicable to the Borrower, other than those set forth herein, the Borrower shall promptly so notify the Bank and, if the Bank shall so request by written notice to the Borrower, the Borrowers and the Bank shall promptly amend this Note to incorporate some or all of such provisions, in the discretion of the Bank, into this Note.


10. DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) PAYMENT. (i) If the Borrower shall fail to pay any portion of the Principal Sum when due and payable or declared due and payable; or (ii) if the Borrower shall fail to pay any portion of the interest or other sum evidenced hereby when due and payable or declared due and payable or within five (5) days thereafter.

         (b) COVENANT. If the Borrower shall fail or omit to perform, observe or satisfy any of the warranties, covenants, agreements or conditions contained in this Note;

         (c) CROSS DEFAULT. If (i) there shall occur a "Put Event" under the Put Agreement, or there shall occur a "Default" under the Credit Agreement, or (ii) the Borrower, after any applicable notice or grace period or both, (A) defaults in the payment of any principal or interest due and owing upon any other Indebtedness or in excess of Five Million Dollars ($5,000,000) in aggregate principal amount or (B) defaults in the performance of any other agreement, term or condition contained in any promissory note, agreement or other instrument under which such Indebtedness or Indebtednesses in excess of Five Million Dollars ($5,000,000) in the aggregate are evidenced, created, constituted, secured or governed which default causes, or permits the holder(s) of such Indebtedness or Indebtednesses the right to cause, the acceleration of the maturity thereof;

         (d) INSOLVENCY. If the Borrower shall become insolvent or suspend business (other than a temporary work stoppage as a result of a strike, lockout or other similar labor problem) or shall file a voluntary petition in bankruptcy, or shall file a voluntary petition or an answer admitting the jurisdiction


                              Page 10 of 18 Pages
of the court and the material allegations of, or shall consent to, any involuntary petition pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee of, or of a substantial part of, the property of the Borrower;

         (e) INVOLUNTARY PROCEEDINGS. If an order shall be entered (without the application, approval or consent of the Borrower) and shall not be dismissed or stayed within thirty (30) days from its entry pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction
(i) approving an involuntary petition seeking reorganization; or (ii) approving an involuntary petition seeking an arrangement with creditors of the Borrower;

         (f) CHANGE OF CONTROL. A majority interest of the equity ownership of the Borrower shall be sold, transferred, conveyed or otherwise disposed of or the control or management of the Borrower shall materially change;

         (g) JUDGMENTS. Final judgment for the payment of money in excess of $1,000,000 shall be rendered against the Borrower, and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

         (h) WARRANTIES. If any representation, warranty or statement made in or pursuant to this Note or any other related document or any other material information furnished by the Borrower to the Bank shall be false or erroneous in any material respect when furnished or made or deemed furnished or made hereunder;

         (i) TERMINATION OF PLAN OR CREATION OF WITHDRAWAL LIABILITY. If (a) any Reportable Event (as defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act) occurs and the Bank, in its sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Bank within thirty (30) days after giving of written notice of such determination to the Borrower by the Bank or (b) any Plan shall be terminated within the meaning of Title IV of ERISA (other than a Standard Termination, as that term is defined in Section 4041(b) of ERISA), or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan or (e) there occurs a withdrawal by the Borrower or any Subsidiary from a multi-employer plan which results or may result in a withdrawal liability in an amount that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole; or

         (j) CREDIT AGREEMENT DRAW. SAF Funding Corporation shall issue a "Borrowing Notice" under the Credit Agreement or otherwise shall receive an "Advance" thereunder.


11.      REMEDIES.

         (a) OPTIONAL ACCELERATION. Upon the occurrence of an Event of Default described in any one or more of subparagraphs (a), (b), (c), (f), (g), (h), (i) or (j) of Section 10 hereof, and at any time thereafter, if any such Event of Default shall then be continuing, the entire Principal Sum and all interest and other sums evidenced hereby shall, at the option of the Bank and without demand, notice, or legal


                              Page 11 of 18 Pages
process of any kind be declared, and immediately shall become, due and payable; and the Bank may exercise such rights and remedies as are available to it hereunder, at law or in equity.

         (b) AUTOMATIC ACCELERATION. Upon the occurrence of an Event of Default described in either of subparagraphs (d) or (e) of Section 10 hereof, the entire Principal Sum and all interest and other sums evidenced hereby shall automatically without any action by the Bank, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable; and the Bank may exercise such rights and remedies as are available to it hereunder, at law or in equity.

         (c) OFFSETS. If there shall occur or exist any Event of Default, the Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all indebtedness then owing by the Borrower to the Bank, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other person, all such notices and demands being hereby expressly waived by the Borrower.

         (d) DEFAULT INTEREST. If any principal, interest or other sum due under this Note shall not be paid when due, or if the Principal Sum shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity herein contained (and without waiving any Event of Default resulting therefrom or limiting any right or remedy of the Bank), the Principal Sum and the unpaid interest thereon and any other sum due hereunder shall bear interest, payable on demand, at the Increased Rate. The Borrower acknowledges that this calculation will result in the accrual of interest on interest, and the Borrower expressly consents and agrees to this provision. In addition, notwithstanding anything to the contrary contained in this Note, upon and during the continuance of an Event of Default, but without waiving such Event of Default or limiting any right or remedy of the Bank in respect thereof, all of the Principal Sum and the unpaid interest thereon and any other sum due hereunder shall bear interest at the Increased Rate.

         (e) LATE CHARGE. Any installment or other payment of interest not paid within three (3) days after the date on which such payment or installment is due shall be subject to a late charge equal to five percent (5%) of the amount of the installment or payment; provided that the charging and payment thereof shall not be deemed to waive any Event of Default occurring by reason of such failure to pay.


12.      GENERAL PROVISIONS.

         (a) CERTAIN WAIVERS. The Borrower hereby waives presentment, notice of dishonor, protest, notice of protest, and diligence in bringing suit against the Borrower, and consents that without discharging the Borrower the time of payment may be extended an unlimited number of times before or after maturity without notice.

         (b) AMENDMENTS. No amendment, modification, termination, or waiver of any provision of this Note, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Bank (and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given).

         (c) CAPTIONS. The captions used herein are for reference only and shall not be deemed a part of this Note. If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected. This Note shall be governed by and construed in accordance with the law of the State of Ohio.

                              Page 12 of 18 Pages

         (d) BANK EXPENSE; INDEMNIFICATION. The Borrower agrees to pay to the Bank on demand all costs and expenses (including, without limitation, attorneys' fees) paid or incurred to prepare and negotiate this Note and related documents, to modify this Note or any related document, to obtain payment of the indebtedness evidenced hereby, enforce the provisions of this Note, or to defend any claims made or threatened against the Bank arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each harmless against, any and all losses, liabilities, claims, damages or expenses incurred in connection with the loan evidenced hereby, the administration and enforcement thereof and all transactions incident thereto, except by reason of the gross negligence or willful misconduct of the Lender.

         (e) NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed to the following address (or at such other address as may be specified by such party to the other party in writing):

         To the Bank:               KeyBank National Association
                                    127 Public Square
                                    Cleveland, Ohio  44114
                                    Attention:        Large Corporate
                                    Telecopy:  216.689.4981

         To the Borrower:           State Auto Financial Corporation
                                    518 East Broad Street
                                    Columbus, Ohio  43215
                                    Attention:        Scott Jones
                                    Telecopy:  614.719.0740.

All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered party (including, without limitation, delivery by facsimile transmission) or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, except that notices from the Borrower to the Bank pursuant to any of the provisions hereof shall not be effective until received by the Bank.

         (f) GOVERNING LAW; BINDING EFFECT. This Note and any other related documents shall be governed by and construed in accordance with the Laws of the State of Ohio and the respective rights and obligations of the Borrower and the Bank shall be governed by Ohio Law. This Note shall bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, including, without limitation, any subsequent holder of this Note.


13. CERTAIN DEFINITIONS. As used in this Note, the following terms shall have the following meanings:

         "ADJUSTED LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by DIVIDING (i) the applicable LIBOR rate by (ii) 1.00 MINUS the Reserve Percentage, and which Adjusted LIBOR shall be automatically adjusted on and as of the effective date of any change in the Reserve Percentage.

         "BANKING DAY" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio and New York, New York; provided, however, that, when used in connection with a LIBOR Loan, "Banking Day" shall mean any such day on which banks are open for dealings in or quoting deposit rates for dollar deposits in the London interbank market.

                              Page 13 of 18 Pages

         "BASE RATE" shall mean, at any time, the higher of (i) the per annum rate equal to the Fed Funds Rate, PLUS one hundred fifty Basis Points at such time and (ii) the Prime Rate at such time.

         "BASE RATE PORTION" shall mean those Portions of the Principal Sum on which the Borrower shall pay interest at a rate based on the Base Rate.

         "BASIS POINT" shall mean one one-hundredth of one percent (0.01%).

         "BORROWER" shall have the meaning assigned to such term in the first paragraph of this Note.

         "CONSOLIDATED" shall mean the Borrower and its Subsidiaries, taken as a whole in accordance with GAAP.

         "CREDIT AGREEMENT" shall mean the Amended and Restated Credit Agreement among SAF Funding Corporation, as borrower, certain "Lender" parties thereto, Bank One, NA, as agent, the Bank, as syndication agent, and National City Bank, as documentation agent, dated November 16, 2001, as amended.

         "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "FED FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by it.

         "FISCAL QUARTER" shall mean any of the four consecutive three-month fiscal accounting periods collectively forming a Fiscal Year of the Borrower, consistent with the Borrower's past practice.

         "FISCAL YEAR" shall mean the Borrower's regular annual accounting period which shall end December 31, 2002, in respect of the Borrower's current annual accounting period, and which thereafter shall end on December 31 of each succeeding calendar year.

         "FIXED CHARGE COVERAGE RATIO" means the ratio of (a) the sum of (i) the greater of (A) 10% of the aggregate amount of statutory capital and surplus of each Insurance Subsidiary as of the most recently ended calendar year (determined without duplication in accordance with SAP) or (B) the aggregate net income earned by each Insurance Subsidiary for the most recently ended four Fiscal Quarters (determined without duplication in accordance with SAP), PLUS
(ii) cash on hand at the Borrower at the end of the most recently ended Fiscal Quarter, PLUS (iii) the aggregate net income of each Subsidiary (other than Insurance Subsidiaries) for the most recently ended four Fiscal Quarters (determined without duplication in accordance with GAAP) to (b) the sum of (i) interest payments on the Borrower's Consolidated Indebtedness for the most recent four quarters, PLUS (ii) scheduled principal amortization payments on the Borrower's Consolidated Indebtedness for the four Fiscal Quarters following the date of determination.

         "INCIPIENT DEFAULT" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any


                              Page 14 of 18 Pages

Event of Default and which has not been appropriately waived by the Lenders in writing or fully corrected prior to becoming an actual Event of Default.

         "INCREASED RATE" shall mean, at any time and from time to time, (i) as to each Portion then outstanding, a rate of interest per annum which is Two Hundred (200) Basis Points in excess of the rate of interest otherwise accruing on such Portion at such time, and (ii) as to other obligations of the Borrower hereunder, Two Hundred (200) Basis Points in excess of the Base Rate.

         "INDEBTEDNESS" means, with respect to any person or entity ("Person"), without duplication, (i) all indebtedness for money borrowed of such Person;
(ii) all bonds, notes, debentures and similar debt securities of such Person;
(iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;
(v) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (vi) all Indebtedness of a second Person secured by any lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; (vii) all capitalized lease obligations of such Person and all Indebtedness of such Person secured by purchase money liens;
(viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all "synthetic" leases (i.e. leases accounted for by the lessee as operating leases under which the lessee is the "owner" of the leased property for Federal income tax purposes); (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under any so-called `hedge', `swap', `collar', `cap' or similar interest rate or currency fluctuation protection agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable stock (or membership interest or other equity interest) of such Person; and (xiii) all guaranty and other secondary obligations of such Person; provided that (a) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, unless evidenced by a note, shall constitute Indebtedness; and (b) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

         "INSURANCE SUBSIDIARY" shall mean State Auto Property and Casualty Company, Milbank Insurance Company, State Auto National Insurance Company, State Auto Insurance Company, Farmers Casualty Insurance Company, Mid-Plains Insurance Company and, at any time, each other Subsidiary engaged in the insurance underwriting business at such time.

         "INTEREST PERIOD" shall mean, for each LIBOR Portion, the period commencing on the date on which such Portion is advanced by the Bank or the date of the Rate Conversion or Rate Continuation of any Portion into a LIBOR Portion and ending on the numerically corresponding day of the period selected by the Borrower pursuant to the provisions hereof and each subsequent period commencing on the last day of the immediately preceding Interest Period in respect of such Portion and ending on the last day of the period selected by the Borrower pursuant to the provisions hereof. The duration of each such Interest Period shall be one (1), two (2), three (3) or six (6) months, in each case as the Borrower may select, upon delivery to the Bank of a Rate Conversion/Continuation Request therefor; provided, however, that:

         (i) no Interest Period may end on a date later than the Stated Maturity Date;

                              Page 15 of 18 Pages

         (ii) if there is no such numerically corresponding day in the month that is such, as the case may be, first, second, third or sixth month after the commencement of an Interest Period, such Interest Period shall end on the last day of such month; and

         (iii) whenever the last day of any Interest Period in respect of a LIBOR Portion would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall be extended to occur on the next succeeding Banking Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Banking Day.

         "LAW" shall mean any law, treaty, regulation, statute or ordinance, common law, civil law, or any case precedent, ruling, requirement, directive or request having the force of law of any foreign or domestic governmental authority, agency or tribunal.

         "LIBOR" shall mean, with respect to any LIBOR Loan for any Interest Period, the per annum rate of interest, determined by the Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Banking Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Agent as of approximately 11:00 A.M. (London time) two (2) Banking Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds approximately equal in principal amount to such LIBOR Loan and for a maturity comparable to the Interest Period are offered to KeyBank by prime banks in the London interbank market.

         "LIBOR PORTIONS" shall mean those Portions of the Principal Sum on which the Borrower shall pay interest at a rate based on LIBOR.

         "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

         "PERSON" shall mean an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "PLAN" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Holdings, any Subsidiary, or any member of the Controlled Group, or any such Plan to which the Borrower, any Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees (other than a Multi-Employer Plan, as that term is defined in Section 414(f) of the Code).

         "PREMIUM TO SURPLUS RATIO" shall mean, with respect to any Person as at any date of determination thereof, the ratio (determined with respect to such Person and its Subsidiaries in accordance with SAP) of (a) net premiums written during the four consecutive calendar quarters ending on or most


                              Page 16 of 18 Pages
recently ended prior to such date of determination to (b) Statutory Surplus as at the last day of the calendar quarters ending on or most recently ended prior to such date of determination.

         "PRIME RATE" shall mean that interest rate established from time to time by the Bank as its so-called "prime" rate (or equivalent rate otherwise named), whether or not such rate is publicly announced; the Prime Rate may not necessarily be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

         "PRINCIPAL SUM" shall have the meaning assigned to such term in the first paragraph of this Note.

         "PUT AGREEMENT" shall have the meaning assigned to such term in Section 7(h) hereof.

         "RATE CONTINUATION" shall mean a continuation of a LIBOR Portion having a particular Interest Period as a LIBOR Portion having an Interest Period of the same duration pursuant to the provisions of Section 2(a) hereof.

         "RATE CONVERSION" refers to a conversion of a Portion of one Type into a Portion of another Type and, with respect to a LIBOR Portion, from one permissible Interest Period to another permissible Interest Period pursuant to the provisions of Section 2(a) hereof.

         "RATE CONVERSION/CONTINUATION REQUEST" shall have the meaning assigned to such term in Section 2(b) hereof.

         "RESERVE PERCENTAGE" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities".

         "RISK-BASED CAPITAL RATIO" shall mean, with respect to any Person as at any date of determination thereof, the ratio of (a) total Adjusted Capital (as defined by the NAIC) for such Person as at such date of determination to (b) Authorized Control Level Risk-Based Capital (as defined by the NAIC) for such Person as at such date of determination.

         "SAP" shall mean, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Note.

         "STATED MATURITY DATE" shall mean December __, 2003.

         "STATUTORY STATEMENT" shall mean as to any Insurance Subsidiary a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with SAP and filed with the Applicable Insurance Regulatory Authority.

         "STATUTORY SURPLUS" shall mean, as at any date for any Insurance Subsidiary, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such Insurance Subsidiary.



                              Page 17 of 18 Pages

         "SUBSIDIARY" shall mean an existing or future corporation, limited liability company or other entity more than fifty percent (50%) of the outstanding capital stock, membership interest or other equity interests or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) directly or indirectly owned at the time in question by the Borrower or by any Subsidiary of the Borrower.

         "TERM" shall mean the period of time commencing on the date of this Note and ending on the Stated Maturity Date or such other date on which the Principal Sum and all other sums owing hereunder shall have been paid and satisfied in full.

         "TYPE" shall mean, when used in respect of any Portion, LIBOR or Base Rate, as applicable to such Portion.


14.      WAIVER OF JURY TRIAL.

               THE BORROWER AND, BY ITS ACCEPTANCE OF THIS NOTE, THE BANK HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER RELATED DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR ANY OTHER RELATED DOCUMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

                  IN WITNESS WHEREOF, the Borrower has hereunto set its hands as of the date first above written.

                        STATE AUTO FINANCIAL CORPORATION

                        By /s/ Steven J. Johnston
                           ----------------------
                           _________________, its  Sr. Vice President
                                                   ------------------


                              Page 18 of 18 Pages